Exhibit 5.2

[On letterhead of McCarthy Tétrault LLP]

September 28, 2009

Transition Therapeutics Inc.

101 College Street, Suite 220

Toronto, Ontario, Canada M5G 1L7

Re: Registration Statement on Form F-10 of Transition Therapeutics Inc.

Ladies and Gentlemen:

We hereby consent to the reference to our firm under the heading “Legal Matters” in the short form base prospectus (the “Prospectus”) filed as part of this Registration Statement on Form F-10 (the “Registration Statement”). We also consent to the reference to our opinion under the heading “Enforcement of Civil Liabilities” in the Prospectus included in the Registration Statement. By giving these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

/s/ McCarthy Tétrault LLP